UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2006

CYGNE DESIGNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22102	04-2843286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 42nd Street New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 997-7767

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2006, Cygne Designs, Inc., or Cygne, entered into an Asset Purchase Agreement, or APA, with Innovo Group, Inc., or Innovo, and Innovo Azteca Apparel, Inc., a wholly owned subsidiary of Innovo. Azteca Productions International, Inc., or Azteca Productions, is a party to certain ancillary agreements related to the APA because they are an interested party in the transaction. Innovo is a designer, developer and worldwide marketer of apparel products. Pursuant to the APA, Innovo agreed to sell to Cygne certain assets related to its private label apparel division. These assets were purchased by Innovo from Azteca Productions in July, 2003 pursuant to an asset purchase agreement referred to as the Blue Concept Asset Purchase Agreement.

On July 31, 2005, Cygne acquired certain assets of Diversified Apparel Resources, LLC (formerly named Commerce Clothing Company LLC), a limited liability company whose managing member and Chief Executive Officer is Hubert Guez, who is also one of Innovo’s stockholders, a stockholder of Azteca Productions and a party to the Blue Concept Asset Purchase Agreement that Innovo originally entered into for its purchase of the private label division from Azteca Productions. Mr. Guez beneficially owns, has the power to dispose or direct the disposition of, and to vote or direct the voting of shares, personally, through various trusts and Diversified, approximately 49% of the shares of Cygne’s common stock.

The assets to be acquired by Cygne include the private label division’s customer list, the assumption of current workforce related to the private label division, the assumption of all existing purchase orders and inventory related to the private label division, and the assumption of the benefit of a non-compete clause with Azteca Productions. In exchange for the purchased assets, Cygne has agreed to assume certain liabilities associated with Innovo’s private label division, including, the remaining obligation under the original promissory note executed by Innovo in favor of Azteca Productions under the Blue Concept Asset Purchase Agreement, all other liabilities, other than the original promissory note, owed in connection with the private label division to Azteca Productions in excess of $1,500,000, all liabilities associated with Innovo’s outstanding purchase orders and inventory schedules listed in the APA, and the obligations to continue to pay the earn out under the Blue Concept Asset Purchase Agreement. The aggregate value of the assumed liabilities including the remaining unpaid principal amount of the original promissory note but excluding any amounts which might be owed under the earn-out, which will represent the purchase price for the transaction, is approximately $10,500,000, subject to certain permitted adjustments related to the aggregate value of liabilities Innovo may owe to Azteca Productions as of the closing date and payment of certain audit related fees.

The APA contains customary terms and conditions, including, among other things, indemnification provisions, representations and warranties and pre-closing and post-closing covenants. The consummation of the transaction is subject to, among other things, the approval by Innovo’s stockholders of the APA and the sale of the private label assets to Cygne and Cygne obtaining certain consents from its lenders. The APA requires that all conditions to closing be satisfied by June 30, 2006. Further, both parties have rights to terminate the APA in certain events. There can be no assurance that the transaction, as described herein, will be completed.

Item 8.01 Other Events.

In 2005, Cygne was informed that the Securities and Exchange Commission (the “Commission”) had commenced an informal investigation with respect to certain trading in the

Cygne’s Common Stock during the period preceding the April 19, 2005 announcement that Cygne had entered into preliminary discussions to acquire the branded and private label denim clothing supply business of Commerce Clothing Company, LLC (which, after the closing of the acquisition, changed its name to, and conducts its non-acquired businesses under the name, Diversified Apparel Resources, LLC). Cygne is cooperating with the Commission’s informal investigation and responding to the Commission’s requests. One of Cygne’s executive officers and two of its directors have voluntarily testified to the Commission staff. In March 2006, Cygne received notice that the Commission had commenced a formal, nonpublic investigation with respect to certain trading in Cygne’s Common Stock during the period preceding the April 19, 2005 announcement that Cygne had entered into preliminary discussions to acquire the branded and private label denim clothing supply business of Commerce Clothing Company LLC (which, after the closing of the acquisition, changed its name to, and conducts its non-acquired businesses under the name, Diversified Apparel Resources, LLC). Cygne intends to continue to cooperate with the Commission.

On March 22, 2006 the Company’s Common Stock began trading on the Nasdaq Capital Market under the symbol “CYDS.” The Company’s common stock was previously listed on the Over-the-Counter Bulletin Board under the symbol “CYDS.OB.”

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Asset Purchase Agreement, dated March 31, 2006, by and among Cygne Designs, Inc., Innovo Group, Inc., Innovo Azteca Apparel, Inc. and Azteca Production International.*

*	Incorporated by reference to Innovo Group, Inc’s Quarterly Report on Form 10-Q for the Quarter ended February 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNE DESIGNS, INC.

Date: April 6, 2006
	By:	/s/ Roy E. Green
	Name:	Roy E. Green
	Title:	Chief Financial Officer